                            STOCKHOLDERS' AGREEMENT


     This STOCKHOLDERS' AGREEMENT ("Agreement") is dated as of March 3, 1998, by and among Samstock, L.L.C., a Delaware limited liability company ("Samstock"), EGI-Transmedia Investors, L.L.C., a Delaware limited liability company ( formerly known as Transmedia Investors, L.L.C., "TNI", and together with Samstock, "Investor"), Halmostock Limited Partnership, a Wyoming limited partnership ("Stockholder"), and, solely for purposes of Sections 1(e), 2(a), 2(b) and 7 through 19 inclusive of this Agreement, Transmedia Network Inc., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in Section 7 hereof.
                                R E C I T A L S

     WHEREAS, reference is hereby made to: (i) that certain Stock Purchase and Sale Agreement, dated as of November 6, 1997, (the "Purchase Agreement") among the Company and Investor, pursuant to which Investor agreed to purchase from the Company, and the Company has agreed to sell to Investor, (A) an aggregate of 2,500,000 newly issued shares of common stock of the Company, par value $.02 per share ("Common Stock"), and (B) warrants to purchase an additional 1,200,000 shares of Common Stock in the aggregate; (ii) that certain Assignment Agreement ("Assignment Agreement"), dated as of even date herewith, among the Company, Investor and Stockholder, pursuant to which Investor has assigned to Stockholder its right to acquire from the Company pursuant to the Purchase Agreement (A) 352,941 shares of Common Stock and (B) warrants to acquire an additional 169,412 shares of Common Stock, and (iii) that certain Amended and Restated Investment Agreement, dated as of even date herewith, among the Company, Investor and Stockholder (the "Investment Agreement"). Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to them in the Investment Agreement;

     WHEREAS, as of the date hereof, Stockholder owns of record and beneficially 92,000 and no more shares of Common Stock, and neither Stockholder nor any of its Affiliates owns of record and/or beneficially, directly or indirectly, any other shares of Common Stock, or options to purchase shares of Common Stock, other than pursuant to the Assignment Agreement;

     WHEREAS, the parties desire that Stockholder grant Investor an irrevocable proxy to vote all Shares whether now owned or hereafter acquired by Stockholder, on the terms set forth in this Agreement; and

     WHEREAS, the parties desire to establish certain rights and restrictions related to the transfer of Shares.

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     Section 1.  Voting of Shares / Related Matters.

       (a) Stockholder, on behalf of itself and each of its Affiliates, does hereby constitute and appoint Investor its true and lawful attorney and proxy during the period that this Agreement remains in force, to appear for, represent, and vote all Shares held by Stockholder and any of its Affiliates, whether now owned or hereafter acquired, for Stockholder and such Affiliates, at all meetings of the stockholders of the Company, with power to vote upon any and all questions which may arise at any such meeting or meetings, as fully and with the same effect as if Stockholder or such Affiliates had voted such Shares, subject, however, to any applicable voting restrictions contained in the Investment Agreement.

       (b) Investor may vote on behalf of Stockholder and/or such Affiliates in person or by proxy, and, promptly upon request from Investor, from time to time, Stockholder shall, and shall cause its Affiliates to, execute and deliver to Investor a separate written proxy conferring upon Investor, or such other person as Investor may designate, the full, irrevocable authority to vote all of such Stockholder's or such Affiliates' Shares, whether now owned or hereafter acquired, at any specified meeting of the stockholders of the Company, subject, however, to any applicable voting restrictions contained in the Investment Agreement.

       (c) Irrespective of the grant of the proxies referred to in subparagraphs (a) and (b) above, in each event where Stockholder or its Affiliates is entitled to vote any Shares, if and when requested by Investor, Stockholder shall, and shall cause its Affiliates to, vote all of the Shares, whether now owned or hereafter acquired, held by Stockholder or such Affiliates which Stockholder or such Stockholder Affiliate, is entitled to vote as directed by Investor, subject, however, to any applicable voting restrictions contained in the Investment Agreement.

       (d) Stockholder, on behalf of itself and its Affiliates, hereby agrees that: (i) Investor may appoint any Affiliate of Investor to act on Investor's behalf or as Investor's successor under this Section 1 with the same power and authority conferred on Investor; and (ii) all power and authority conferred on Investor by this Section 1 is coupled with an interest and is irrevocable and, to the extent not prohibited by law, shall not be terminated by any act of Investor or Stockholder or any of Stockholder's Affiliates or by operation of law or by the occurrence of any event whatsoever, including without limitation, the death, incapacity, dissolution, liquidation, termination, bankruptcy, dissolution of marital relationship or insolvency of Investor or Stockholder or its Affiliates or any similar event.

       (e) Subject to any applicable voting restrictions contained in the Investment Agreement, Stockholder and the Company acknowledge that the Company shall be entitled to rely conclusively on any written direction or instruction received from Investor regarding any vote of Shares held by Stockholder or its Affiliates, and Investor agrees to furnish a copy of any such direction or instructions to Stockholder no later than the time such directions or instructions are provided to the Company. The Company agrees that it will not recognize any purported vote of Shares held by Stockholder or its Affiliates, except pursuant to written direction or instruction received from Investor.

     Section 2. Restrictions on Transfer and Related Matters / Permitted Transferees.

       (a) Stockholder shall not, and shall not permit any of its Affiliates, to Transfer any Shares except for a Transfer to a Permitted Transferee pursuant to Section 2(b) or a Transfer pursuant to Section 3, 4, 5 or 6, as applicable, and Investor shall not Transfer any Shares except for a Transfer to a Permitted Transferee pursuant to Section 2(b), or a Transfer pursuant to Sections 5 or 6, as applicable. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; and the Company shall refuse to recognize any such purported transferee of Shares as a holder of such Shares for any purpose.

       (b) Notwithstanding anything to the contrary in Section 2(a) hereof, for purposes of this Agreement, Stockholder and Investor may Transfer Shares to a Permitted Transferee of such Stockholder or Investor, as the case may be, without complying with the provisions of Sections 3, 4, 5 or 6. As a condition to the effectiveness of any Transfer of Shares to a Permitted Transferee, the Permitted Transferee shall execute a counterpart to this Agreement, whereupon the Permitted Transferee shall hold Shares subject to all of the provisions of this Agreement, as if the Permitted Transferee were the Person who transferred the Shares actually held by the Permitted Transferee. Notwithstanding anything to the contrary in this Agreement: (i) all rights and benefits originally granted to Stockholder or Investor under this Agreement shall remain with it or him (or Stockholder's duly appointed representative, in the event of Stockholder's death or incapacity), and shall not be assigned or transferred to their Permitted Transferees, notwithstanding any Transfer of Shares by them to their Permitted Transferees, as if Stockholder or Investor, as the case may be, who Transferred Shares to their Permitted Transferee were the holders of the Shares actually held by their Permitted Transferee; and (ii) no Permitted Transferee shall be entitled to exercise any right, satisfy any obligation or otherwise take any action or do anything under this Agreement, except through Stockholder or Investor, as the case may be, who Transferred Shares to its Permitted Transferee (or Stockholder's duly appointed representative, in the event of Stockholder's death or incapacity), as the representative for all of such party's Permitted Transferees.

       (c) Notwithstanding anything to the contrary in this Agreement, in order to ensure compliance with Article III of the Investment Agreement, prior to the fifth anniversary of the Closing Date (as defined in the Purchase Agreement), Stockholder shall not, directly or indirectly, by purchase or otherwise, acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of, or sell, transfer any beneficial interest in, or otherwise dispose of or transfer, any Company Voting Securities, or take any action in furtherance thereof, or permit any of its respective Affiliates to do so, if any such action would result in the Zell Group's breach of any provision of Article III of the Investment Agreement, and, in such event, the Company shall refuse to recognize any such purported action, and such purported action shall be void ab initio. In the event of a breach of this Section 2(c) by Stockholder, Stockholder shall indemnify and hold harmless Investor against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and liabilities in connection with any claim, action, suit, proceeding or investigation arising from such breach by Stockholder.

     Section 3. Right of First Offer on Private Transfer. In the event that Stockholder or any of its Affiliates desires to sell for cash or other consideration in a bona fide transaction with an






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

independent third party, whether or not such third party has made an offer to purchase any of Stockholder's Shares, all or any portion of the Shares now owned or hereafter acquired by Stockholder or any of its Affiliates, other than in a Public Sale, Stockholder shall first notify Investor in writing (the "Notice of Intended Sale") of the number of Shares for sale by Stockholder and/or its Affiliates (the "Offered Shares") and the proposed price and other terms of sale. Investor thereupon shall have the right to purchase all (but not less than all) of the Offered Shares at the proposed price in cash or other consideration and on the other proposed terms of sale all as specified in the Notice of Intended Sale. In order to exercise its purchase rights, within five
(5) business days (two (2) business days in the event of a proposed sale of no more than 10,000 Shares in the aggregate) after receiving the Notice of Intended Sale from Stockholder, Investor shall deliver to Stockholder a written election (the "Election Notice") to purchase all of the Offered Shares. If Investor does not exercise its purchase rights with respect to all (and not less than all) of the Offered Shares within the time period as provided herein with respect to all of the Offered Shares, or fails to deliver the Election Notice within the time period provided: (i) Stockholder and its Affiliates shall be free for a period of ninety (90) days thereafter to complete a sale of the Offered Shares to any Person at or above the price specified in the Notice of Intended Sale and/or on substantially the same terms as set forth in the Notice of Intended Sale; and (ii) Investor and Stockholder shall, and Investor and Stockholder shall cause their Affiliates to, as promptly as practicable and as a condition to their respective obligations hereunder, enter into such agreements and deliver such documents as shall be reasonably necessary for the sale of Stockholder's Shares to such Person as contemplated hereby. If such a sale is not consummated within such ninety (90) day period by Stockholder or its Affiliates, the Offered Shares shall again be subject to a right of first offer by Investor under the provisions of this Section 3. Except as provided herein, Stockholder shall, and shall cause its Affiliates to, be bound by the restrictions and limitations imposed by this Agreement after any notice of a desire to sell is given and whether or not any such sale actually occurs. In the event Investor exercises its rights of first offer hereunder, Investor and Stockholder shall, and Stockholder shall cause its Affiliates to, as promptly as practicable and as a condition to their respective obligations hereunder, enter into such agreements and deliver such documents to one another as shall be reasonably necessary for the sale of Stockholder's Shares to Investor as contemplated hereby. Notwithstanding anything to the contrary in this Section 3, in the event that after Investor's receipt of the Notice of Intended Sale and prior to the earlier of (A) Stockholder's receipt of the Election Notice or
(B) 5:00 p.m. Eastern Time on the fourth (4th) day following Investor's receipt of the Notice of Intended Sale, the Market Price of the Shares increases or decreases by twenty percent (20%) or more as compared to the Market Price on the last trading day immediately prior to the date of Investor's receipt of the Notice of Intended Sale, Stockholder shall have the right to withdraw its Notice of Intended Sale by written notice to Purchaser, in which event the Notice of Intended Sale actually delivered by Stockholder to Investor shall be deemed for all purposes under this Section 3 as never having been delivered to Investor.

     Section 4. Right of First Offer on Public Sale. In the event that Stockholder or any of its Affiliates desires to sell for cash in a Public Sale all or any portion of the Shares now owned or hereafter acquired by Stockholder or such Affiliates, whether or not any third party has made an offer to purchase any of Stockholder's or such Affiliates' Shares, Stockholder shall first notify Investor in writing (the "Notice of Intended Sale") of the number of Shares for sale by Stockholder or such Affiliate (the "Offered Shares"). Investor thereupon shall have the right to purchase all or any part of the Offered Shares for cash at their Market Price on the last trading day immediately prior to the date of Investor's receipt of the Notice of Intended Sale. In order to exercise its purchase rights, within five (5) business days (two (2) business days in the event of a proposed Public Sale of no more than 10,000 Shares in the aggregate) after receiving the Notice of Intended Sale from Stockholder, Investor shall deliver to Stockholder a written election "Election Notice" to purchase so many of the Offered Shares as it may desire to purchase. If Investor does not exercise its purchase rights with respect to all of the Offered Shares within the time period as provided herein or fails to deliver the Election Notice within the time period provided: (i) Stockholder and its Affiliates shall be free for a period of ten (10) days thereafter to complete a Public Sale of that number of Offered Shares with respect to which Investor failed to exercise its purchase rights; and (ii) Investor and Stockholder shall, and Investor and Stockholder shall cause their Affiliates to, as promptly as practicable and as a condition to their respective obligations hereunder, enter into such agreements and deliver such documents as shall be reasonably necessary for the sale of Stockholder's Shares in a Public Sale as contemplated hereby. If such Public Sale is not consummated within such ten (10) day period by Stockholder or its Affiliates, the Offered Shares shall again be subject to a right of first offer by Investor under the provisions of this Section 4. Except as provided herein, Stockholder shall, and shall cause its Affiliates to, be bound by the restrictions and limitations imposed by this Agreement after the Notice of Intended Sale is given and whether or not any such sale actually occurs. In the event Investor exercises its rights of first offer hereunder, Investor and Stockholder shall, and Stockholder shall cause its Affiliates to, as promptly as practicable and as a condition to their respective obligations hereunder, enter into such agreements and deliver such documents to one another as shall be reasonably necessary for the sale of Stockholder's Shares to Investor as contemplated hereby. Notwithstanding anything to the contrary in this Section 4, in the event that after Investor's receipt of the Notice of Intended Sale and prior to the earlier of (i) Stockholder's receipt of the Election Notice or (ii) 5:00 p.m. Eastern Time on the fourth (4th) day following Investor's receipt of the Notice of Intended Sale, the Market Price of the Shares increases or decreases by twenty percent (20%) or more as compared to the Market Price on the last trading day immediately prior to the date of Investor's receipt of the Notice of Intended Sale, Stockholder shall have the right to withdraw its Notice of Intended Sale by written notice to Purchaser, in which event the Notice of Intended Sale actually delivered by Stockholder to Investor shall be deemed for all purposes under this Section 4 as never having been delivered to Investor.

     Section 5. Co-Sale Rights. In the event that Investor enters into an agreement to sell to any independent third party or group of independent third parties, in a single transaction or related series of transactions, other than a Public Sale, such number of Shares as equals or exceeds more than ten percent (10%) of the Shares held by Investor, Investor shall first notify Stockholder in writing, of the identity of the proposed purchaser(s), the number of Shares proposed to be sold, the proposed purchase price and terms of sale and an estimate of the Transaction Costs (as defined below) (which estimate shall not be binding on Investor and shall have no effect on Investor's or Stockholder's rights or obligations under this Section 5). Stockholder thereupon shall have the right to participate in the proposed sale at the same net price per share and other terms of sale as offered to Investor. In order to exercise its co-sale rights, Stockholder, within ten (10) business days after receiving notice from Investor, shall deliver to Investor a written election to participate in the sale to the extent allowed by this Section 5. If Stockholder has elected to participate in the proposed sale, Stockholder shall be entitled to sell in the proposed sale a number of Shares equal to the product of (i) the quotient (the "Co-Sale Fraction") determined by dividing the number of Shares owned by Stockholder by the aggregate number of Shares owned by Stockholder, Investor and, if applicable, the Other Tag-Along Stockholder, multiplied by (ii) the total number of Shares to be sold by them in the proposed sale. Notwithstanding anything to the contrary in this Section 5, the sale proceeds to which Stockholder would otherwise be entitled by reason of its participation in a sale pursuant to this Section 5 shall be reduced by an amount equal to the product of Stockholder's Co-Sale Fraction multiplied by the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses (collectively, "Transaction Costs"), incurred by Investor in connection with the sale or the exercise of the Stockholder's or the Other Tag-Along Stockholder's rights under this Section 5. Stockholder shall, as promptly as practicable and as a condition to its participation, enter into such agreements as shall be reasonably requested by Investor for the sale of its Shares in the proposed sale.

     Section 6. Drag-Along Rights. Subject to Section 3 and Section 4, if Investor owns more Company Voting Securities than Stockholder and Investor enters into an agreement (including an agreement in principle) to sell all of its Shares to any purchaser or group of purchasers (other than any Permitted Transferees or Stockholder), in a single arms-length transaction or related series of arms-length transactions with an independent third party or group of independent third parties, Investor may require that Stockholder sell, and cause its Affiliates to sell, all of their Shares to such purchaser or group of purchasers at a net price and on terms and conditions the same as those on which Investor has agreed to sell its Shares; provided, however, that, notwithstanding the foregoing, Investor shall not be entitled to require Stockholder or any of its Affiliates to sell any of the 92,000 shares of Common Stock owned of record and beneficially by Stockholder as of the date of this Agreement at a net price below $7.11 per share. Investor shall give prompt notice to Stockholder that Investor has entered into an agreement of the type described in this Section 6, and Stockholder shall, and shall cause its Affiliates to, as promptly as practicable, enter into such agreements as shall reasonably be requested by Investor for the sale of all the Shares in the proposed sale. Notwithstanding anything to the contrary in this Section 6, the sale proceeds to which Stockholder or any of its Affiliates would otherwise be entitled by reason of its participation in a sale pursuant to this Section 6 shall be reduced by an amount equal to the product of (i) the percentage of Shares to be sold in the proposed sale owned by Stockholder or such Affiliates, multiplied by (ii) the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses, incurred by Investor in connection with the sale or the exercise of Investor's rights under this Section 6.

     Section 7.       Certain Definitions.

     "Affiliate" means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person; "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Halmos Controlled Entity" means any corporation, partnership, limited liability company, trust or other legal entity wholly controlled by Steven J. Halmos ("Halmos") and wholly owned beneficially and of record by Halmos and/or Halmos' wife, children, grandchildren, parents, siblings, in-laws, nieces, and/or nephews, or a trust established for any of their benefit, provided







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

such trust is wholly controlled by Halmos, and/or any employees, officers, directors and other representatives of the Reunion Group, Inc.

         "Market Price" means the closing price of the Common Stock on the New York Stock Exchange (or, if not trading on the New York Stock Exchange, such other securities exchange or over the counter market on which the Company's Common Stock is then trading) as of the date of determination.

         "Other Tag-Along Stockholder" means Melvin Chasen, Iris Chasen and/or their Permitted Transferees under that certain Amended and Restated Agreement Among Stockholders, dated as of the date hereof, by and among Investor, Melvin Chasen, Iris Chasen and the Company.

         "Permitted Transferee" means:

                 (i) with respect to the Transfer of Shares by Investor, any Affiliate of Investor or any stockholder, partner or member of any such Affiliate; and

                 (ii) with respect to any Transfer of Shares by Stockholder, Steven J. Halmos, any Halmos Controlled Entity or any charitable organization as defined under Section 501(c)(3) of the Internal revenue Code of 1986, as amended (the "Code").

         "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization or any other entity.

         "Public Sale" means a bona fide sale of Shares either in "broker's transactions" within the meaning of Section 4(4) of the Securities Act of 1933, as amended, or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended.

         "Shares" means all shares of Company Voting Securities, whether now owned or hereafter acquired.

         "Transfer" means any voluntary or involuntary, direct or indirect, transfer, sale, assignment, donation, pledge, hypothecation, issuance, grant of a security interest in or other disposition or attempted disposition of Shares or any right or interest whatsoever therein, including, without limitation, by operation of law or otherwise, whether with or without consideration or value, and whether for cash, other securities or other property and specifically including any share for share or similar exchange; provided, however, that:

                 (i) any pledge or hypothecation of or grant of security interest in Shares by Stockholder which is either approved by Investor in writing prior to the pledge, hypothecation or grant of security interest or is done by Investor or any Affiliate of Investor shall not constitute a "Transfer" of Shares for any purpose under this Agreement; and

                 (ii) any Transfer done as a result of a Stockholder's death, pursuant to the laws of descent and distribution, by operation of law or otherwise, to such Stockholder's spouse, children, grandchildren, parents, siblings, in-laws, nieces and/or nephews or a trust established for any of their benefit, shall not constitute a "Transfer" of Shares for any purpose under this Agreement, provided each transferee of Shares executes a counterpart to this Agreement, whereupon such transferee shall hold such Shares subject to all of the provisions of this Agreement, as if the transferor were the holder of Shares held by the transferee.

         Section 8. Notices. All notices, and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile, to the appropriate address or facsimile number set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):

                          if to Investor:

                          EGI-Transmedia Investors, L.L.C.
                          Two N. Riverside Plaza - Suite 600
                          Chicago, IL  60606
                          Attention:  F. Philip Handy
                          Fax: (312) 454-0610

                          with an additional copy to:

                          Rosenberg & Liebentritt, P.C.
                          Two N. Riverside Plaza - Suite 1600
                          Chicago, IL  60606
                          Attention:  Joseph M. Paolucci, Esq.
                          Fax: (312) 454-0335

                          if to the Company:

                          Transmedia Network Inc.
                          11900 Biscayne Boulevard
                          Miami, Florida  33181
                          Attention:  Chief Executive Officer
                          Fax: (305) 892-3342

                          with an additional copy to:

                          Morgan, Lewis & Bockius LLP
                          101 Park Avenue
                          New York, New York  10178
                          Attention:  Stephen P. Farrell, Esq.
                          Fax:  (212) 309-6273

                          If to Stockholder:

                          Halmostock Limited Partnership
                          21 W. Las Olas Boulevard
                          Ft. Lauderdale, FL 33301
                          Attention:  Steven J. Halmos
                          Fax: (954) 760-4983

                          with an additional copy to:

                          Kenny Nachwalter Seymour
                             Arnold Critchlow & Spector, P.A.
                          1100 Miami Center
                          201 South Biscayne Boulevard
                          Miami, Florida 33131-4327
                          Attention:  Thomas H. Seymour, Esq.
                          Fax: (305) 372-1861

         Section 9. Termination. This Agreement shall terminate and its provisions shall be of no further force and effect if (i) the Zell Group shall, at any time, cease to own in the aggregate Company Voting Securities representing at least five percent (5%) of all Company Voting Securities outstanding or (ii) contemporaneously with the termination of the Purchase Agreement in accordance with Section 8.1 thereof.

         Section 10. Remedies. Any party having rights under this Agreement may enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and, accordingly, in addition to all other remedies available to any party, such party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, the provisions of this Agreement.

         Section 11. Prevailing Party's Attorneys' Fees. Notwithstanding anything to the contrary in this Agreement, in the event of a dispute among Investor, Stockholder and/or their respective Affiliates concerning the interpretation or enforcement of any provision of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable attorneys' fees and expenses incurred by the prevailing party in connection with such dispute. The Company shall not be bound by this Section 11.

         Section 12. Entire Agreement. This Agreement, together with the Purchase Agreement, the Assignment Agreement, the Investment Agreement and the other Transaction Documents (as defined in the Purchase Agreement), as the same may be amended by their terms from time to time, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. Except as contemplated by this Agreement, no Person who is not an original party to this Agreement may become a party hereto without the written consent of each of the parties hereto.

         Section 13. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

         Section 14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         Section 15. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         Section 16. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

         Section 17. Binding Effect; Benefit, Non-circumvention. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No party hereto shall take any action, alone or in concert with any other person, to circumvent any of the provisions of this Agreement. Notwithstanding anything herein to the contrary, Steven J. Halmos shall not be personally liable for any obligation or liability whatsoever under this Agreement.

         Section 18. Assignability. This Agreement shall not be assignable by any party without the prior written consent of each of the other parties.

         Section 19. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Stockholders' Agreement as of the day and year first above written.

                          EGI-TRANSMEDIA INVESTORS, L.L.C.

                          _____________________________________
                          By:      Sheli Z. Rosenberg
                                   Vice President


                          SAMSTOCK, L.L.C.


                          _____________________________________
                          By:      Sheli Z. Rosenberg
                                   Vice President

                          HALMOSTOCK LIMITED PARTNERSHIP
                          by Halmos Investments-Western, Inc.,
                          its general partner


                          By:      __________________________________
                                   Steven Halmos, President


                          TRANSMEDIA NETWORK INC.

                          By:      ______________________________
                                   Melvin Chasen, President and
                                   Chief Executive Officer